EXHIBIT 22--SUBSIDIARIES OF REGISTRANT

Listed below are the principal subsidiaries of the Company and the percentage of voting securities owned by the Company. The Company's other subsidiaries, taken in the aggregate, would not constitute a significant subsidiary.

																																											Jurisdiction in          Percentage
																																											which Incorporated       of Voting
																																											or Organized             Securities
																																																																				Owned

SCI Systems (Alabama), Inc.                Alabama                  100%
SCI Technology, Inc.                       Alabama                  100%
Consolidated Communications Corporation    Alabama                   50%
SCI Foreign Sales, Inc.                    U.S. Virgin Isalands     100%
SCI MEX, Inc.                              Alabama                  100%
Adelantos de Tecnologia S.A. de C.V.       Mexico                   100%
SCI Holdings, Inc.                         Delaware                 100%
SCI Manufacturing Singapore Pte. Ltd.      Singapore                100%
SCI Systems (Thailand) Limited             Thailand                 100%
SCI Irish Holdings                         Republic of Ireland      100%
SCI Ireland Limited                        Republic of Ireland      100%
SCI Alpha Limited                          Republic of Ireland      100%
SCI Systems (Canada), Inc.                 Canada                   100%
SCI Holding France, S.A.                   France                   100%
SCI France, S.A.                           France                   100%
Newport, Inc.                              Georgia                  100%

The Company has a branch operation in the United Kingdom, which previously was operated as SCI U.K. Limited (a wholly owned subsidiary).

[DESCRIPTION] END OF EXHIBIT 22